Exhibit 99.1
DATE: June 25, 2008
CONTACT: Susan Munhall, Investor Relations, Hudson City Bancorp, Inc.,
+1-201-967-8290, smunhall@hcsbnj.com
Hudson City Bancorp’s Chairman and CEO
Reaffirms Positive Growth Outlook
PARAMUS, NEW JERSEY-— At a time when the financial sector of the economy has been facing an unprecedented level of stress and volatility, Hudson City Bancorp, Inc.’s (“Hudson City”) (NASDAQ: HCBK) Chairman, President and Chief Executive Officer, Ronald E. Hermance, Jr. sites positive trends in several of the Bank’s key performance metrics.
In reaffirming strength in such areas as loan production and market share, capital, asset quality and net interest margin, Mr. Hermance also projected a significant increase in diluted earnings per share (EPS) for the current year.
According to Mr. Hermance, “Although Hudson City does not provide guidance, we feel compelled to provide our shareholders and customers with an interim performance update because of the level of uncertainty which currently exists within the banking industry. Last year our EPS were $0.58 and analyst consensus for this year is $0.85, a 46% increase. Given current market conditions, we see the estimate as reasonable.”
Mr. Hermance further added the Bank has significantly reduced deposit costs and improved net interest margin over the past several months, as the yield curve has steepened and short-term rates have declined. Hudson City’s net interest margin for the fourth quarter of 2007 was 1.64% and 1.65% for the full calendar year. Our net interest margin subsequently increased to 1.72% during the first quarter of 2008 and was 1.83% for the first five months of 2008.
“These results can be attributed to record mortgage application growth coupled with a decrease in deposit costs and stable yields within our mortgage portfolio,” said Mr. Hermance.
Hudson City mortgage production is up 17% (through May 31, 2008) compared to the corresponding period last year. “The bank has been able to achieve market share growth by offering highly competitive mortgage rates and attracting mortgage refinancing held by other banks,” said Mr. Hermance. Hudson City’s primary loan product is prime residential mortgages. Its primary retail origination markets of Bergen County, New Jersey, Westchester County, New York and Fairfield County, Connecticut (ranked as some of the nation’s top 50 counties measured by median household income) continue to provide Hudson City with prime mortgage loans that qualify for Hudson City’s strict underwriting standards that include a loan-to-value ratio of no more than 80%.
According to Mr. Hermance, “The growth of our loan portfolio contrasts dramatically with current industry performance primarily because of conditions within our geographic market and the fact that we are a portfolio lender. (Hudson City does not sell loan production, and is largely unaffected by conditions in the secondary market). Hudson City is able to be a portfolio lender because we have the capital and liquidity to support this type of growth. Our ability to attract funds from deposits, which increased over 9% in the first five months of 2008, and borrow from the Federal Home Loan Bank as well as other banks, enables us to continue to fund Hudson City’s growth. Total assets have grown at a compounded annual rate of 22.96% from our first step public stock offering in 1999 through May 2008.”
Mr. Hermance also added that Hudson City’s loan production growth has not come at the expense of credit quality. At May 31, 2008 Hudson City had 79,500 loans in its loan portfolio. This included 313 non-performing loans amounting to $109.8 million or 0.41% of total loan portfolio at May 31, 2008 as compared to $102.3 million or 0.41% of total loans at March 31, 2008. While we are not immune from the effects of weakening economic conditions and the housing markets, Hudson City never participated in sub-prime lending or other risky loans such as option ARM loans.
In fact Hudson City’s total residential loan portfolio had an average loan-to-value ratio, using appraised values at the time of origination, of approximately 61% at March 31, 2008. In addition, the Bank does not have any credit card receivables in its portfolio, and other loans, including construction, commercial, consumer and home equity loans, amounted to $481.1 million or only 1.8% of total loans at May 31, 2008.
“Our business model is simple, said Mr. Hermance. We purchase and originate single-family loans that meet strict underwriting standards, purchase securities issued by U.S. government-sponsored enterprises and fund our growth with deposits and borrowings. We are able to offer some of the best mortgage and deposit rates, in the New York metropolitan area, because we are The Most Efficient Bank in America and, as such, are the low-cost provider. Our efficiency ratio for the first five months of 2008 was 23.1% (more than 50% lower than the average efficiency ratio of the Nation’s top 50 largest banks). I have said repeatedly that 2007, with its inverted yield curve, was a far greater challenge than 2008 where the curve has normalized and margins have widened. We believe that efficiency, capital strength, and asset quality makes Hudson City well-positioned not only to weather difficult times, but to capitalize on it.”
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Hudson City Savings Bank, among the top fifty banks in the United States by asset size, is recognized as The Most Efficient Bank in the country. This enables Hudson City to deliver significant values to customers in the form of higher deposit yields, competitive mortgage rates, and lower fees. Hudson City, the largest savings bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with branches located in Westchester, Fairfield, Putnam, and Rockland counties, as well as in Long Island, Staten Island, and the New Jersey suburbs of Philadelphia. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

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